THE STRIDE RITE CORPORATION                                        June 27, 2006
NEWS RELEASE                                               FOR IMMEDIATE RELEASE

       CONTACT: Frank A. Caruso, Chief Financial Officer - (617) 824-6611


                          STRIDE RITE REPORTS INCREASED
                        SECOND QUARTER SALES AND PROFITS


- RESULTS INCLUDE SAUCONY ACQUISITION RELATED CHARGES AND EXPENSES CONNECTED TO THE ADOPTION OF SFAS NO. 123R FOR SHARE BASED COMPENSATION -

     Lexington, MA, June 27, 2006 - The Stride Rite Corporation (NYSE:SRR) today reported record second quarter fiscal 2006 sales of $194.0 million, an increase of 22% compared to the same period in the prior year. Net income for the second quarter totaled $16.9 million or $.45 per diluted share, compared to net income of $11.8 million or $.32 per diluted share in the second quarter of 2005. The second quarter financial results include the reversal of certain prior period reserves for income tax exposures that are no longer required.

     The second quarter tax rate decreased to 19.3% from 36.1% in the comparable period of the prior year. The decrease was primarily attributable to the favorable outcome of a tax audit which resulted in the reversal of certain prior period reserves. The diluted per share impact of the lower tax rate was $.09 compared to last year. The annual 2006 tax rate is currently forecasted at approximately 32.0%.

     Beginning in 2006, the Company adopted SFAS No. 123R, "Share-Based Payment", the impact of which increased pre-tax expenses by approximately $900 thousand for the second quarter of fiscal 2006. In addition, the current quarter results include pre-tax acquisition related integration expenses of $1.0 million.

     Excluding acquisition related integration costs, net income would have been $17.5 million for the second quarter, while diluted earnings per share would have been $.46. See the section entitled "Non-GAAP Pro Forma Financial Measures" and the "Reconciliation of Non-GAAP Measures" provided in this release for additional information regarding these Non-GAAP Measures.

     For the first six months of fiscal 2006, net sales were $377.4 million, an increase of 22% from the net sales of $310.2 million for the same period in fiscal 2005. On a diluted basis, earnings per share was $.67 in the first half of fiscal 2006 compared to $.54 in fiscal 2005. Net income for the first half of fiscal 2006 totaled $25.2 million, an increase of 26% from the $19.9 million reported in the comparable period in 2005.

     The first half financial results include a pre-tax expense of $2.6 million related to the flow through of the write-up of inventory purchased in the Saucony acquisition as required by GAAP accounting rules. In addition, the first half results include pre-tax acquisition related integration expenses of $2.2 million. The SFAS No. 123R, "Share-Based Payment", increased pre-tax expenses by approximately $1.6 million for the first six months of fiscal 2006.

     Excluding acquisition related integration costs and the flow through of the inventory write-up, net income would have been $28.0 million for the first six months, while diluted earnings per share would have been $.74. See the section entitled "Non-GAAP Pro Forma Financial Measures" and the "Reconciliation of Non-GAAP Measures" provided in this release for additional information regarding these Non-GAAP Measures.

     David Chamberlain, Chairman and CEO of Stride Rite, commented "While the earnings for the quarter were solid, the sales results by the divisions were mixed."

     "We are pleased with Saucony which continues to enjoy solid growth in the specialty run business. The technical product continues to perform well. An updated originals line and a separate children's line have been developed for spring 2007. The integration of Saucony into Stride Rite has now been successfully completed."

     "Stride Rite Children's Group performed as expected in the quarter with total sales up 13%. Comparable sales at Stride Rite Children's Group company-owned retail stores were up 8.7% for the second quarter and 3.4% for the first six months of fiscal 2006. We expect Stride Rite Children's Group sales to be up in the second half led by the retail area. Second half wholesale sales should be flat to down slightly, which will be an improvement over the first half."

     "The Tommy Hilfiger Division declined significantly in the second quarter reflecting lower sales across all retail channels. The second half will see a continued sales decline, similar to the first half. Tommy Hilfiger sales in our retail stores, children's product line and international business continue to be reported as part of those operating units and are important businesses for us."

     "Keds sales performed below expectations, declining 16%. Lower than expected reorders, particularly in the Champion and Microstretch products, affected second quarter results. Sales to certain mid tier and specialty accounts were up for the first six months of the year. We are working with each account to complete the brand repositioning. This month we will begin shipping Keds into all Journey's stores. We expect the second half to be a continuation of the performance seen in the first six months, particularly in the core products."

     "Sperry Top-Sider continued its strong performance in both men's and women's products. We expect them to continue to show a solid second half."

     "International sales, which reflect the inclusion of Saucony were very strong. That should continue in the second half. We have hired a senior executive to oversee operations and to build all of our brands in Europe. We expect this to pay significant dividends in future years."

     Mr. Chamberlain continued, "Although the Keds turnaround has been slower than anticipated and the Tommy decline larger than expected, we are reconfirming our full year earnings range forecast of $.82 - $.88. However, we are now forecasting the range for sales growth this year to be 20% - 22%."

     This earnings forecast excludes the impact of the lower tax rate described previously. Included in the projected earnings is the annual impact related to the expensing of stock options, which is projected at approximately $.05 per diluted share. In addition, these projections include the previously reported cost of sales impact related to the flow through of the write-up of inventory purchased in the Saucony acquisition, which reduced earnings per diluted share by $.04 in the first quarter. Acquisition related integration costs of $3.0 million or $.05 per diluted share for the year are also included in the earnings projections.

NET SALES HIGHLIGHTS PER SEGMENT:

o Net sales for the quarters ended June 2, 2006 and June 3, 2005 are summarized in the table as follows:

                           The Stride Rite Corporation

                            Net Sales (in thousands)

                                          Second Quarter
                                                                 Percent
                                        2006          2005       Change
                                        ----          ----       ------
                                           (Unaudited)

   Stride Rite Children's Group -
   Wholesale                             $18,292      $19,491        (6)%
   Stride Rite Children's Group -
   Retail                                 55,789       45,977         21%
                                     ------------  -----------  ----------
   Stride Rite Children's Group -
   Combined                               74,081       65,468         13%

   Keds                                   34,925       41,720       (16)%
   Sperry Top-Sider                       28,519       23,084         24%
   International (includes Saucony)       19,172        7,877        143%
   Saucony Domestic (includes Hind)       25,623            -         n/a
                                     ------------  -----------  ----------
   Other Wholesale - Combined            108,239       72,681         49%

   Tommy Hilfiger Adult                   14,583       24,559       (41)%

   Intercompany Eliminations             (2,896)      (3,067)         n/a
                                     ------------  -----------  ----------
   Total                                $194,007     $159,641         22%
                                     ============  ===========  ==========

o Net sales for the six months ended June 2, 2006 and June 3, 2005 are summarized in the table as follows:

                           The Stride Rite Corporation

                            Net Sales (in thousands)

                                            Six Months
                                                                 Percent
                                        2006          2005       Change
                                        ----          ----       ------
                                           (Unaudited)

   Stride Rite Children's Group -
   Wholesale                             $39,448      $45,078       (12)%
   Stride Rite Children's Group -
   Retail                                 93,713       81,422         15%
                                     ------------  ----------- -----------
   Stride Rite Children's Group -
   Combined                              133,161      126,500          5%

   Keds                                   76,916       87,517       (12)%
   Sperry Top-Sider                       52,107       42,528         23%
   International (includes Saucony)       41,990       16,688        152%
   Saucony Domestic (includes Hind)       50,186            -         n/a
                                     ------------  ----------- -----------
   Other Wholesale - Combined            221,199      146,733         51%

   Tommy Hilfiger Adult                   29,516       42,680       (31)%

   Intercompany Eliminations             (6,453)      (5,681)         n/a
                                     ------------  ----------- -----------
   Total                                $377,423     $310,232         22%
                                     ============  =========== ===========

o Total Stride Rite Children's Group net sales increased 13% in the second quarter and 5% for the first half compared to last year.

   - Stride Rite Children's Group-Wholesale net sales decreased 6% for the quarter and 12% for the first six months as compared to the prior year. This decrease was attributable to several factors including: the changed product flow of certain department stores, a shift in value channel buying patterns and a decline in smaller accounts.

   - Net sales of the Stride Rite Children's Group-Retail division increased 21% in the second quarter and 15% for the first six months versus the prior year. Sales at comparable Children's Group retail stores (open 52 weeks in each fiscal year) increased 8.7% for the second quarter and 3.4% for the first six months of fiscal 2006. At quarter-end, the Stride Rite Children's Group-Retail operated 288 Stride Rite children's shoe stores and outlets as well as 16 Saucony outlet stores.

o Net sales in the Keds division decreased 16% for the second quarter and 12% for the first six months compared to the comparable periods in the prior year. The increased sales to specialty and independent retail accounts did not offset the sales declines in the department store, mid tier, and value channels.

o Sperry Top-Sider net sales increased 24% for the second quarter and 23% for the first half on strong sales of men's and women's products, particularly in the marine and family shoe retail channels.

o Saucony net sales were $25.6 million for the second quarter and $50.2 million for the first half of 2006. Saucony technical running product continued to perform well.

o International net sales increased 143% for the second quarter and 152% for the first six months compared to fiscal 2005, primarily due to the addition of Saucony international sales. Contributing to the first half increase in international sales versus last year were higher sales of Tommy Hilfiger in Canada and Latin America, Keds footwear in Canada, and Sperry Top-Sider in Europe.

o Net sales of Tommy Hilfiger men's and women's products decreased 41% for the second quarter and 31% for the first six months compared to last year, with sales declines in all retail channels.

OTHER FINANCIAL HIGHLIGHTS:

o The second quarter gross profit percentage of 42.4% increased 1.6 percentage points compared to the same period in the prior year. For the first six months and excluding the flow through of the inventory write-up related to the Saucony purchase, the gross profit percentage increased 1.4 percentage points to 41.9%.Keds, Sperry Top-Sider and International all had strong gross profit percentage improvements in the first half compared to the prior year.

o Operating expenses increased 28% for the second quarter and 26% for the first six months compared to the comparable periods in the prior year. As planned, the major operating cost increases were related to Saucony expenses, higher advertising costs and the Stride Rite Children's Group-Retail store expansion. Also contributing to the increase in operating expenses were integration costs and the impact of adopting SFAS No. 123R, "Share-Based Payment".

o For the second quarter, operating income increased 21% and was up 26% excluding the acquisition related integration costs ($1.0 million). For the first six months, operating income increased 16% and was up 31% for the first six months excluding the acquisition related integration costs ($2.2 million) and the flow through of the inventory write up ($2.6 million).

o Accounts receivable increased 32% versus the comparable period last year due to the addition of Saucony and higher sales in the last month of the quarter. DSO of 42 days was flat compared to the same period last year.

o Inventories of $123 million were up 25% versus the comparable period of 2005. The increase was due primarily to the addition of Saucony.

o The Company repurchased approximately 340 thousand shares of company stock during the second quarter at a cost of $4.8 million. For the first six months, approximately 448 thousand shares have been repurchased at a cost of $6.3 million.

COMPANY OVERVIEW & CONFERENCE CALL INFORMATION:

     The Stride Rite Corporation markets the leading brand of high quality children's shoes in the United States. Other footwear products for children and adults are marketed by the Company under well-known brand names, including Keds, Sperry Top-Sider, Tommy Hilfiger, Saucony, Grasshoppers, Munchkin, Spot-bilt and Hind. Apparel products are marketed by the Company under the Saucony and Hind brand names. Information about the Company is available on our website - www.strideritecorp.com. The Company will provide a live webcast of its second quarter conference call. The live broadcast of Stride Rite's quarterly conference call will be available on the Company's website and at www.streetevents.com, beginning at 10:00AM ET on June 27, 2006. An on-line replay will follow shortly after the call and will continue through July 4, 2006. Information about the Company's brands and product lines is available at www.striderite.com, www.keds.com, www.sperrytopsider.com, www.grasshoppers.com, www.saucony.com and www.hind.com.


SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT
OF 1995:

     This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. These forward-looking statements, including, but not limited to, statements regarding upcoming product lines, division sales expectations, growth expectations, and sales growth for the Company, reflect our current views with respect to the future events or financial performance discussed in the release, based on management's beliefs and assumptions and information currently available. When used, the words "believe", "anticipate", "estimate", "project", "should", "expect", "appear" and similar expressions, which do not relate solely to historical matters identify forward-looking statements. Investors are cautioned that forward-looking statements are subject to risks, uncertainties and assumptions and are not guarantees of future events or performance, which may be affected by known and unknown risks, trends and uncertainties, and should not place undue reliance on these statements. Should one or more of these risks or uncertainties materialize, or should our assumptions prove incorrect, actual results may vary materially from those anticipated, projected or implied. Factors that may cause or contribute to such differences include, among others: international, national and local general economic, political and market conditions; our reliance on independent manufacturers in China and potential disruptions in such manufacturing caused by difficulties associated with political instability in China, the occurrence of a natural disaster or outbreak of a pandemic disease in China, labor shortages or work stoppages, and changes in duty structures; the impact of changes in the value of foreign currencies, including the Chinese Yuen; the possible failure to retain the Tommy Hilfiger footwear license or other current license agreements; increased leverage from the financing of our recent acquisition; intense competition among sellers of footwear; delay in opening new stores; a decline in the volume of anticipated sales; revenues from new product lines may fall below expectations; a delay in the launch of new product lines; an inability to achieve expected results for new retail concepts; general retail sales trends may be below expectations; consumer fashion trends may shift to footwear styles not currently included in our product lines; our retail customers, including large department stores, may continue to consolidate or restructure operations resulting in unexpected store closings; and additional factors discussed from time to time in our filings with the Securities and Exchange Commission (the
"SEC"), all of which are available at the SEC's website at www.sec.gov. We expressly disclaim any responsibility to update forward-looking statements.

NON-GAAP PRO FORMA FINANCIAL MEASURES:

     This release contains certain non-GAAP financial measures, specifically non-GAAP historic and anticipated net income and diluted earnings per share, each of which excludes certain cash and non-cash charges. These non-GAAP financial measures are used by management to evaluate the Company's historical and prospective financial performance and to indicate underlying trends in the Company's business. Although the non-GAAP measures provided by the Company may be different from the non-GAAP measures provided by other companies, management believes that these non-GAAP financial measures provide useful information to investors because, by excluding non-cash items related to the write-up to fair value of inventory and one-time cash items related to integration costs of the Company's recent acquisition, it provides investors with a better understanding of the performance of the Company and allows investors to evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making. These non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The GAAP measures most directly comparable to the non-GAAP measures are net income and diluted earnings per share.

                           The Stride Rite Corporation
                        Summarized Financial Information
               for the periods ended June 2, 2006 and June 3, 2005

                              Statements of Income

     (in thousands)                    Second Quarter         Six Months

                                       2006      2005       2006      2005
                                       ----      ----       ----      ----
                                        (Unaudited)          (Unaudited)
      Net sales                      $194,007   $159,641  $377,423   $310,232
      Cost of sales                   111,728    94,430    221,912   184,489
                                     ---------  --------  ---------  --------
      Gross profit                     82,279    65,211    155,511   125,743
      Selling and administrative       60,291    47,028    119,201    94,479
        expenses
                                     ---------  --------  ---------  --------
      Operating income                 21,988    18,183     36,310    31,264
      Other income (expense), net      (1,064)      208     (1,887)      370
                                     ---------  --------  ---------  --------
      Income before income taxes       20,924    18,391     34,423    31,634
      Provision for income taxes        4,031     6,639      9,245    11,721
                                     ---------  --------  ---------  --------
      Net income                      $16,893   $11,752    $25,178   $19,913
                                     =========  ========  =========  ========

     Earnings per share:
         Diluted                        $0.45     $0.32      $0.67     $0.54
         Basic                          $0.46     $0.32      $0.69     $0.55

     Weighted average shares outstanding:
         Diluted
                                       37,623    37,185     37,619    37,075
         Basic                         36,650    36,175     36,625    36,091

                                 Balance Sheets
                                       Second Quarter
                                       2006      2005
     Assets:                            (Unaudited)
     Cash and cash equivalents        $23,349   $30,376
     Marketable securities                  -    40,000
     Accounts receivable               96,102    73,079
     Inventories                      123,108    98,476
     Deferred income taxes             13,620    15,134
     Other current assets              15,741     7,050
                                     ---------  --------
          Total current assets        271,920   264,115
     Property and equipment, net       52,373    51,758
     Goodwill                          56,794       908
     Trademarks                        58,590     1,690
     Other assets                      18,736    10,506
                                     ---------  --------
          Total assets               $458,413   $328,977
                                     =========  ========
     Liabilities and Stockholders'
     Equity:
     Current liabilities               61,236    52,909
     Long-term debt                    68,000         -
     Deferred income taxes and         39,674    12,638
     other liabilities
     Stockholders' equity             289,503   263,430
                                     ---------  --------
       Total liabilities and
         stockholders' equity        $458,413   $328,977
                                     =========  ========

                           The Stride Rite Corporation

                       Reconciliation of Non-GAAP Measures
                        (in thousands, except share data)
                       For the Quarter Ended June 2, 2006

                                 Reported                       Adjusted Results
                               Second Quarter                     Second Quarter
                                  2006         Adjustments             2006
                                  ----         -----------             ----

      Net sales                   $194,007                             $194,007

      Operating income              21,988           $990 (b)            22,978

      Provision for income           4,031            404 (c)             4,435
     taxes

      Net income                   $16,893           $586 (b),(c)       $17,479
     Earnings per share:
         Diluted                     $0.45                                $0.46
         Basic                       $0.46                                $0.48
     Weighted average shares outstanding:
         Diluted
                                    37,623                               37,623
         Basic                      36,650                               36,650

                      For the Six Months Ended June 2, 2006

                                Reported                        Adjusted Results
                               Six Months                          Six Months
                                  2006          Adjustments           2006
                                  ----          -----------           ----

      Net sales                   $377,423                             $377,423

      Operating income              36,310          4,775 (a),(b)        41,085

      Provision for income           9,245          1,950 (c)            11,195
     taxes

      Net income                   $25,178         $2,825 (a),(b),(c)   $28,003
     Earnings per share:
         Diluted                     $0.67                                $0.74
         Basic                       $0.69                                $0.76
     Weighted average shares outstanding:
         Diluted
                                    37,619                               37,619
         Basic                      36,625                               36,625

     Pro forma adjustments:

     (a) Flow through of the inventory write up to fair value (pre-tax)
     (b) Saucony integration costs (pre-tax)
     (c) Income tax effect at the incremental rate